Exhibit 2.2

December 11, 2015

DEPCO Delaware L.L.C.

Devon Energy Production Company, L.P.

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102-5015

Attn: John Raines, Vice President of Land and Regulatory

Re:	Work Request

Dear Mr. Raines:

Reference is made to that certain Purchase and Sale Agreement dated as of December 6, 2015 (the “Purchase Agreement”), by and among (i) Felix Energy Holdings, LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”), (ii) EnCap FEx Holdings, LLC, a limited liability company organized under the Laws of the State of Delaware (“EF Holdings”), (iii) Felix Stack Investments, LLC, a limited liability company organized under the Laws of the State of Delaware (“FS Investments” and, together with EF Holdings, “Sellers” and each a “Seller”), (iv) DEPCO Delaware, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“Purchaser”) and a wholly-owned subsidiary of Devon Energy Production Company, L.P., a limited partnership organized under the Laws of the State of Oklahoma (“Purchaser Parent”), (v) Purchaser Parent, and, (vi) solely with respect to its obligations related to the Ultimate Parent Shares (as defined therein), Devon Energy Corporation, a corporation organized under the Laws of the State of Delaware (“Ultimate Parent” and, individually or together, as the context requires, with Purchaser Parent “Parent”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Purchaser hereby (i) requests that Sellers cause the Company Parties to commence the performance of the work described on Exhibit A hereto (the “Work”) and (ii) consents to the performance of the Work and expenditures in connection with the same for all purposes under the Purchase Agreement, including, without limitation, Section 5.2 thereof, subject, however, to Seller’s compliance with the requirements of Section 5.2 of the Purchase Agreement other than Sections 5.2(f) and (m). The Parties hereby acknowledge and agree that (a) if the Closing occurs, the Cash Purchase Price shall be adjusted upward pursuant to Section 2.3 of the Purchase Agreement by an amount equal to the sum of all of the costs and expenses paid by or on behalf of the Company Parties in connection with the Work, (b) notwithstanding the estimated dollar amounts set forth on Exhibit A, the actual costs and expenses of performing the Work may be more or less than such dollar amounts, and (c) without limiting the representations and warranties contained in Article 3 of the Purchase Agreement, neither Sellers, the Company Parties nor any other Person makes any express or implied representation or warranty with respect to the Work.

This letter agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction. The terms and provisions of this letter agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If the terms and conditions of this latter agreement are in accordance with your understanding, please sign and return the enclosed counterpart of this letter agreement, whereupon this letter agreement will be binding upon and enforceable against the Parties.

Very truly yours,

COMPANY:

FELIX ENERGY HOLDINGS, LLC

By:	/s/ W. King Grant
Name:	W. King Grant
Title:	Manager

SELLER:

ENCAP FEX HOLDINGS, LLC

By:	EnCap Energy Capital Fund IX, L.P.,
its sole member

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Partner

SELLER:

FELIX STACK INVESTMENTS, LLC

By:	/s/ W. King Grant
Name:	W. King Grant
Title:	Manager

ACCEPTED AND AGREED:

PURCHASER:

DEPCO DELAWARE, L.L.C.

By:	Devon Energy Production Company, L.P., its sole member

By:	/s/ John D. Raines
Name:	John D. Raines
Title:	Vice President

PURCHASER PARENT:

DEVON ENERGY PRODUCTION COMPANY, L.P.

By:	/s/ John D. Raines
Name:	John D. Raines
Title:	Vice President

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